Exhibit 10.41
CONCHO RESOURCES INC.
SUMMARY OF DIRECTOR COMPENSATION PROGRAM
     Directors who are not employees of our company, referred to as “Outside Directors,” receive compensation for serving on our board of directors. Our Outside Director compensation includes:
     •     an annual retainer of $35,000;
     •     a meeting attendance fee of $1,000 for each board meeting attended;
     •     a committee meeting attendance fee of $500 for each board committee meeting attended;
     •     a one-time award to each new Outside Director of 5,000 shares of restricted stock under our 2006 Stock Incentive Plan, with vesting to occur one year from the date of grant; and
     •     on an annual basis, commencing with the second year of service, an award of 2,500 shares of restricted stock under our long-term incentive plan, with vesting to occur one year from the date of grant.